SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ----------------------

                                 SCHEDULE 13G*
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                     PURSUANT TO 13d-2(b) (Amendment No. )*

                               Comdial Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    200332302
                                 (CUSIP Number)

                               SEPTEMBER 27, 2002
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)



                           (Page 1 of 10 Pages)
----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 200332302                 13G                    Page 2 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                           Winfield Capital Corp.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            New York
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500,000  (See Item 4)
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500,000  (See Item 4)
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                5,500,000  (See Item 4)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                8.1%  (See Item 4)
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IV
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 200332302                 13G                    Page 3 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                   David Greenberg
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500,000  (See Item 4)
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500,000  (See Item 4)
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 5,500,000  (See Item 4)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 8.1%  (See Item 4)
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 200332302                 13G                    Page 4 of 11 Pages

----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    Paul A. Perlin
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500,000  (See Item 4)
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500,000  (See Item 4)
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                5,500,000  (See Item 4)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                8.1%  (See Item 4)
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 200332302                  13G                   Page 5 of 11 Pages


----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                    R. Scot Perlin
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [X]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            [United States]
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                5,500,000  (See Item 4)
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                -0-
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                5,500,000  (See Item 4)
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                -0-
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                5,500,000  (See Item 4)
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                8.1%  (See Item 4)
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP No. 200332302                13G                    Page 6 of 11 Pages


Item 1(a).     Name of Issuer:

     The name of the issuer is Comdial Corporation.

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices is located at 106 Cattlemen Road, Sarasota, Florida 34232.

Item 2(a).     Name of Person Filing:

     This statement is filed by:

            (i)   Winfield Capital Corp. ("Winfield");

            (ii) David Greenberg, who serves as the Managing Director of Winfield with respect to the shares of Common Stock directly owned by Winfield Capital Corp.;

            (iii) Paul A. Perlin, who serves as the Chief Executive Officer of
                  Winfield with respect to the shares of Common Stock directly owned by Winfield Capital Corp.; and

            (iv) R. Scot Perlin, who serves as the Chief Financial Officer of Winfield with respect to the shares of Common stock directly owned by Winfield Capital Corp.

CUSIP No. 200332302                 13G                   Page 7 of 11 Pages


Item 2(b).     Address of Principal Business Office or, if None, Residence:

      The address of the principal business office of Winfield Capital Corp. is 237 Mamaroneck Avenue, White Plains, New York 10605.

Item 2(c).     Citizenship:

     See Item 4 of the Cover Pages.

Item 2(d).     Title of Class of Securities:

     Common Stock, $0.01 par value (the "Common Stock").

Item 2(e).  CUSIP Number: 200332302

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

CUSIP No. 200332302                 13G                   Page 8 of 11 Pages


          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          Not applicable.


Item 4.   Ownership.

           (a)   Amount beneficially owned: See Item 9 on Cover Pages
           (b)   Percent of class: See Item 11 on Cover Pages.
           (c) (i) Sole power to vote or direct the vote: See Item 5 on Cover Pages
              (ii) Shared power to vote or direct the vote: See Item 6 on Cover Pages
              (iii) Sole power to dispose or direct the disposition: See Item 7 on Cover Pages
              (iv) Shared power to dispose or direct the disposition: See Item 8 on Cover Pages

            Winfield may be deemed to own 5,500,000 shares of Common Stock which may be acquired upon the exercise of warrants to purchase Common Stock.

CUSIP No. 200332302                 13G                   Page 9 of 11 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

      Messrs. David Greenberg, Paul A. Perlin and R. Scot Perlin are the Managing Director, Chief Executive Officer and Chief Financial Officer, respectively, of Winfield Capital Corp., and in those capacities, direct the affairs of Winfield Capital Corp., including decisions respecting the receipt of dividends from and the proceeds from the sale of Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 200332302                 13G                   Page 10 of 11 Pages


                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  October 10, 2002

                                 WINFIELD CAPITAL CORP.


                                 By:  /s/ David Greenberg
                                      --------------------------------------
                                      David Greenberg, individually and as
                                      Managing Director of Winfield Capital
                                      Corp.


                                 By:  /s/ Paul A. Perlin
                                      --------------------------------------
                                      Paul A. Perlin, individually and as Chief
                                      Financial Officer of Winfield Capital
                                      Corp.


                                 By:  /s/ R. Scot Perlin
                                      --------------------------------------
                                      R. Scot Perlin, individually and as Chief
                                      Financial Officer of Winfield Capital
                                      Corp.

CUSIP No. 200332302                 13G                   Page 11 of 11 Pages


                                   EXHIBIT 1

                         JOINT ACQUISITION STATEMENT
                          PURSUANT TO RULE 13D-1(k)1


The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


Dated:  October 10, 2002

                                  WINFIELD CAPITAL CORP.


                                  By:  /s/ David Greenberg
                                       --------------------------------------
                                       David Greenberg, individually and as
                                       Managing Director of Winfield Capital
                                       Corp.


                                  By:  /s/ Paul A. Perlin
                                       --------------------------------------
                                       Paul A. Perlin, individually and as Chief
                                       Financial Officer of Winfield Capital
                                       Corp.


                                  By:  /s/ R. Scot Perlin
                                       --------------------------------------
                                       R. Scot Perlin, individually and as Chief
                                       Financial Officer of Winfield Capital
                                       Corp.